Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by [***]

Factory Premises Lease Contract

Lessor (hereinafter referred to as “Party A”): Ningbo Yiduofu Industrial Co., Ltd.

Legal Representative: Zheng, Shilin

Unified Social Credit Code/ID No.: [***]

Address: No. 227 Kesheng Road, Jishigang Town, Haishu District, Ningbo

Lessee (hereinafter referred to as “Party B”): GLOBAL Technology Inc.

Legal Representative: Lin, Chih-Hsiang

Unified Social Credit Code: [***]

Address: No. 88 Qiushi Road, Wangchun Industrial Park, Haishu District, Ningbo

In accordance with the Civil Code of the People’s Republic of China and other applicable laws and regulations, and based on the principles of equality, free will, and good faith, Party A and Party B, through full negotiations, hereby enter into this Contract with respect to Party B’s lease of the entire factory premises legally owned by Party A for renovation and long-term production and business operations, for mutual compliance.

Article 1 Leased Premises

1.1 The leased premises are located at No. 227 Kesheng Road, Jishigang Town, Haishu District, Ningbo, and comprise industrial premises that Party A is legally entitled to lease (the “Premises”). Party B shall lease the Premises in their entirety. Prior to entering into this Contract, Party B has conducted an on-site inspection of the Premises, including their current condition, title status, fire safety systems, and ancillary facilities, and fully understands the overall condition thereof. Party B voluntarily leases the Premises on an “as-is” basis and shall not, on such grounds, claim any rent reduction or exemption, terminate this Contract, or seek compensation, except for any latent defects undetectable through visual inspection, including concealed parts, concealed pipelines, latent fire safety hazards, and latent structural defects of the Premises.

1.2 Leased Area: The leased area of the Premises is 38,311.8 square meters. The scope of the lease covers the entire Premises, including the main building structure, floor space, common passageways, the roof, water supply and drainage systems, basic high- and low-voltage electrical pipelines, basic fire protection facilities, and all other existing ancillary facilities within the Premises.

1.3 Party A’s Warranties of Title: Party A warrants that the Premises have clear and undisputed title and are free from any ownership disputes, judicial attachments, mortgages that restrict Party A’s right to lease, prior leases, or other encumbrances. Party A further warrants that the Premises meet all legal requirements for industrial leasing, renovation, and production and business operations; that the required fire safety acceptance or filing and final construction acceptance have been completed for the Premises, and the required planning approvals have been obtained; and that the Premises comply with current industrial production and building safety standards and are suitable for Party B’s renovation and production activities.

1

1.4 Purpose of Lease: Industrial use. The Premises shall be used exclusively for industrial production, warehousing, and ancillary office use. Party B shall not change the agreed use of the Premises and is strictly prohibited from storing prohibited items or engaging in illegal production. Any hazardous chemicals required for production and business operations shall be stored in accordance with applicable statutory requirements. Party B may, based on its business needs, independently plan the functional zoning, equipment layout, and traffic flow on each floor. Party A shall not, without justifiable cause, interfere with, obstruct, or indirectly restrict the normal planning and layout of Party B’s operations.

1.5 Ancillary Facilities and Power Supply Guarantee

1.5.1 Power supply guarantee:

a)	From the effective date of this Contract, Party A shall cooperate with Party B in increasing the power supply capacity to meet Party B’s requirements, which shall be at least a dual-circuit power supply with a capacity of 7,250 kVA. All related energy assessment, engineering, and equipment costs shall be borne by Party B. Specifically:

Party B shall, at its own expense, replace Party A’s two existing transformers, with original capacities of 800 kVA and 500 kVA, respectively, with a single 1,250 kVA transformer.

Party B shall also install additional transformers as required to meet its capacity requirements.

b)	Subsequent stage: If Party B needs to increase its electricity load due to business development, Party A undertakes to fully cooperate with Party B in all matters necessary to ensure the power supply.

1.5.2 Property management:

During the lease term, Party B shall be solely responsible for the property management of the Premises, including security, cleaning, and landscaping.

Article 2 Lease Term and Delivery

2.1 The lease term shall be ten (10) years, commencing on September 16, 2026 and expiring on September 15, 2036.

2.2 Delivery Standards: Party A shall complete the site clearance and deliver vacant possession of the Premises to Party B before September 16, 2026. Party A shall ensure that, upon delivery, the main structure of the Premises is intact, the existing water, electricity, and fire safety facilities are in normal serviceable condition, the site is clear of debris, and there are no outstanding disputes. Both parties shall execute a Premises Delivery Confirmation, which shall serve as the basis for the commencement of the lease term and the determination of the current condition of the facilities.

2.3 Rent-free Renovation Period: Party A agrees to grant Party B an exclusive rent-free renovation period of [three (3) months], commencing on the actual delivery date. During the rent-free period, Party B shall be exempt from paying rent and shall bear only the actual water and electricity charges incurred.

2.4 Extension of the Lease Term: If Party B’s renovation work is suspended or cannot proceed, or the Premises cannot be normally used due to reasons attributable to Party A, such as failures of the existing facilities of the Premises, title documentation issues, neighborhood disputes, or Party A’s external debt disputes, the rent-free period and the lease term shall be extended accordingly, and Party B shall not be liable for any breach of contract. Party B shall not be entitled to claim any extension of the rent-free period or lease term, and the rent shall be calculated and charged normally, if any such delay is attributable to Party B’s delay in obtaining renovation approvals, its power capacity expansion works, equipment entry and installation, environmental protection or work safety rectifications, or internal disputes.

2

Article 3 Rent, Fees and Payment Terms

3.1 Rent Rates:

The leased premises shall be the entire factory area located at No. 227 Kesheng Road, Jishigang Town, Haishu District, and the rental rate shall be RMB 15 per square meter per month, calculated on a rentable area of 38,311.8 square meters. The initial annual rent under this Contract shall be RMB 6,896,124 (in words: RMB Six Million Eight Hundred Ninety-Six Thousand One Hundred and Twenty-Four Only), and the monthly rent shall be RMB 574,677.

(1) The initial rental rate shall be RMB 15 per square meter per month.

(2) Starting from the third (3rd) lease year, the rental rate shall increase by 3% every three (3) lease years based on the rental rate applicable during the immediately preceding lease year (i.e., New Rental Rate = Rental Rate of the Preceding Lease Period × (1 + 3%)).

3.2 Nature of Rent: The aforementioned rent includes tax. Prior to the payment of each rent installment, Party A shall issue a valid value-added tax (VAT) invoice to Party B.

3.3 Payment Terms: Party B shall pay the rent [on a semi-annual basis]. Party B shall pay the security deposit and the initial rent installment within seven (7) business days after the execution of this Contract and Party B’s receipt of a compliant invoice from Party A. Each subsequent rent installment shall be paid by bank transfer to Party A’s designated bank account [one (1) month] prior to the commencement of the corresponding lease period.

Party A’s bank account information

Account Name: Ningbo Yiduofu Industrial Co., Ltd.

Bank Name: Bank of China Ningbo Yinzhou Branch

Account No.: [***]

3.4 Other Expenses: During the lease term, Party B shall bear, based on the actual amounts incurred, all operating expenses related to the Premises, including water and electricity charges, internet and telecommunications charges, elevator maintenance fees, fire safety system maintenance fees, and waste disposal fees. Party A shall bear the costs of maintaining the main building structure and the original fire safety facilities. In the event of any damage to the main building structure or facilities resulting from Party B’s use, renovation, overloading, or improper operation, the repair costs shall be borne by Party B.

3.5 Energy Charges: During the lease term, Party B shall bear all water, electricity and gas charges actually incurred in connection with the use of the Premises. Specifically:

a)	Electricity charges: In accordance with the requirements of the competent power supply authority, the electricity account registered in Party A’s name shall be transferred to Party B during the lease term. Party B shall, as the account holder, directly apply to the competent power supply authority for an increase in power supply capacity and pay all electricity charges.
b)	Water charges: During the lease term, the water account registered in Party A’s name shall be transferred to Party B. Party B shall, as the account holder, directly pay water charges to the water utility company.
c)	Gas charges: During the Lease Term, Party A shall assist Party B to open and transfer the gas account to Party B, who shall directly make payment settlement with the gas company as the account hloder.

3

3.6 Security Deposit: Within seven (7) business days after the execution of this Contract, Party B shall pay Party A a security deposit of RMB 570,000 (in words: RMB Five Hundred and Seventy Thousand only). Upon expiration of the lease term, provided that Party B has settled all outstanding fees and returned the main building structure of the Premises in good condition, Party A shall refund the security deposit in full without interest within seven (7) business days and shall not withhold or delay such refund without justifiable cause.

3.7 If Party B, without justifiable cause, fails to pay the rent or security deposit in full when due and still fails to make payment after receiving two (2) written demands from Party A, Party B shall pay liquidated damages equal to 0.03% of the overdue amount for each day of delay, provided that the total amount of liquidated damages shall not exceed 5% of the overdue amount.

Article 4 Renovation, Facility Additions, and Ownership Arrangements

4.1 Right to Renovate: Party B shall have the right to carry out renovation and modification works on the Premises and each floor, including renovation, partitioning, flooring, wall and ceiling modifications, secondary water and electricity modifications, and equipment foundation construction, provided that such works do not damage the main building structure or load-bearing structure of the Premises. However, if any such works involve modifications to the main building structure, deep excavation of the floor, or exterior facade, Party B shall confirm the same with Party A in advance.

4.2 Provision of Documents: Party A shall, at Party B’s request, cooperate with Party B in handling the relevant procedures for renovation and construction and provide the necessary documents, including title certificates and site-related certificates. If Party B is unable to carry out the construction or if the acceptance of the renovation works is delayed due to Party A’s refusal or failure to cooperate, Party A shall be liable for breach of contract, and the lease term shall be extended accordingly.

4.3 Treatment of Renovation upon Expiration of the Lease Term: Upon expiration of the lease term or termination of this Contract, fixed renovations and other non-removable improvements, including floor and wall modifications, shall be retained in the Premises. Movable equipment, demountable facilities, and Party B’s own materials shall remain the property of Party B, and Party B may dismantle and remove them. Party B shall perform such dismantling in a careful and protective manner, and shall not use violent methods that cause damage to the walls or floors.

Article 5 Rights and Obligations of the Parties

5.1 Rights and Obligations of Party A

(1) Party A shall ensure that the title to the Premises remains clear and stable throughout the lease term, and shall not further mortgage, transfer, or permit the judicial attachment of the Premises in any manner that adversely affects Party B’s leasehold interest or right of use. If Party A intends to transfer the Premises, Party A shall notify Party B in writing at least sixty (60) days in advance, and the transferee must continue to perform this Contract. Party B shall have a right of first refusal to purchase the Premises under equal conditions, provided that Party B shall not withhold rent on this ground.

(2) Party A shall be responsible for the maintenance and rectification of the main building structure, load-bearing structure, and basic primary fire safety system of the Premises. Party A shall indemnify Party B for any losses arising from issues with the main building structure, load-bearing structure, or basic primary fire safety system.

(3) Party A shall not, without justifiable cause, interfere with Party B’s normal business activities, including lawful renovation works, equipment installation, production and business operations, personnel access to the Premises, and transportation of goods.

4

(4) When Party B submits its renovation construction drawings for review, Party A shall be responsible for coordinating with the original architectural design institute for the main building to provide the documents required for such review, including but not limited to: a. Project initiation approval documents; b. An official Design Technical Review Opinion issued by the original design institute; and c. PDF files of the original design drawings for the main building bearing the official drawing review stamp.

(5) During the lease term, Party A shall not, without justifiable cause, repossess the Premises, unilaterally terminate the lease, or take any action that affects Party B’s normal production, business operations, or use of the Premises, including cutting off the supply of water or electricity, locking the doors, blocking passages, or prohibiting the access of goods to the Premises.

5.2 Rights and Obligations of Party B

(1) Party B shall pay the rent and all other fees payable hereunder on time and in full in accordance with this Contract.

(2) Party B shall use the Premises in a lawful and compliant manner and shall not engage in any illegal or non-compliant production or business operations. Party B shall properly carry out daily fire safety and work safety management. Party B shall be responsible for any work safety accidents occurring during the lease term that are attributable to Party B.

(3) Party B shall use the facilities within the Premises in a reasonable manner and shall not maliciously damage the main building structure. Elevators, facilities subject to ordinary wear and tear, and additional facilities installed by Party B shall be maintained and serviced by Party B.

(4) If Party B intends to sublease any part of the Premises during the lease term, Party B shall notify Party A in writing in advance and obtain Party A’s prior consent.

Article 6 Maintenance and Allocation of Liability

6.1 Scope of Party A’s Maintenance and Repair Obligations: Party A shall be responsible for the maintenance and repair of the main building structure, load-bearing components, exterior walls, public infrastructure, and other inherent facilities of the Premises. Party A shall complete the repairs within five (5) days after receiving written notice from Party B, If completion on schedule is not possible due to objective reasons, the parties shall mutually agree on a reasonable timeframe. If Party A fails to do so within the specified timeframe, Party B may undertake the repairs on Party A’s behalf, and all costs incurred shall be borne by Party A or deducted from the next rent installment.

6.2 Scope of Party B’s Maintenance and Repair Obligations: Party B shall be responsible for the maintenance and repair of the facilities and equipment installed by Party B within the Premises, as well as the routine maintenance of the existing equipment and facilities within the Premises.

6.3 The party at fault shall be solely responsible for any losses arising from production suspension, business interruption, or property damage caused by facility or equipment failures, in accordance with the allocation of liability.

5

Article 7 Rescission and Termination of the Contract

7.1 The parties may terminate this Contract in writing upon mutual agreement.

7.2 If Party A falls under any of the following circumstances, Party B shall have the right to unilaterally terminate this Contract. Party A shall, within seven (7) business days after receiving Party B’s notice of termination, refund in full all rent paid by Party B (including the prepaid rent for the unexpired portion of the lease term) and the security deposit, and pay Party B liquidated damages in an amount equivalent to two (2) months’ rent. If such liquidated damages are insufficient to cover Party B’s losses, Party A shall compensate Party B for the shortfall.

(1) Party A fails to deliver the Premises in accordance with this Contract, and such delay exceeds fifteen (15) business days.

(2) The Premises delivered by Party A cannot meet Party B’s normal production and business operation needs due to serious safety hazards (such as damage to the main building structure or non-compliant fire safety facilities), and Party A fails to complete rectification and repairs within a reasonable period after receiving a demand from Party B. However, Party A shall not be liable for any impact on the main building structure, fire safety facilities, or other facilities caused by Party B’s renovation and modification works or other reasons attributable to Party B, and Party B shall bear the corresponding liability therefor.

(3) Party A, without authorization, changes the agreed use of the Premises, sells, subleases, or lends the Premises, or dismantles, alters, or damages the main building structure or ancillary facilities of the Premises, thereby affecting Party B’s normal use thereof.

(4) Party A fails to provide necessary documents relating to the Premises, such as valid title certificates or fire safety acceptance certificates, in accordance with this Contract, thereby preventing Party B from completing procedures related to its production and business operations or resulting in Party B being ordered by the competent authorities to suspend operations or carry out rectification.

(5) The Premises are sealed, seized, or frozen, or become subject to claims by third parties for reasons attributable to Party A (such as debt disputes or title disputes), rendering Party B unable to continue using the Premises.

(6) Party A, without justifiable cause and without Party B’s prior written consent, cuts off the supply of water, electricity, or gas, thereby affecting Party B’s normal production and business operations, and fails to promptly restore the supply after receiving a demand from Party B, resulting in losses to Party B.

(7) Any other circumstance where Party A materially breaches this Contract, rendering it impossible to achieve the purpose of this Contract or causing significant losses to Party B.

7.3 If Party B falls under any of the following circumstances, Party A shall have the right to unilaterally terminate this Contract, repossess the Premises, and confiscate the security deposit as liquidated damages. In addition, Party B shall pay Party A liquidated damages in an amount equivalent to one (1) month’s rent, and indemnify Party A for any further losses resulting therefrom.

(1) Party B, without justifiable cause, delays payment of the rent or any other fees payable hereunder for ninety (90) business days and still fails to make such payment after receiving two (2) written notices from Party A.

6

(2) Party B uses the Premises to engage in illegal activities or activities that harm the public interest.

(3) Party B conceals weapons, ammunition, or other illegal or hazardous items within the Premises.

(4) During the lease term and without Party A’s prior written consent, Party B subleases all or any part of the Premises to any third party, or otherwise permits any third party to actually use the Premises through co-leasing, contracted operation, licensed operation, or any other means;

(5) Party B, in violation of applicable laws and regulations, produces or stores flammable, explosive, or other dangerous goods or prohibited chemicals in any area inside or outside the Premises, resulting in a major safety accident;

(6) Party B maliciously damages or destroys the main load-bearing structure of the Premises and, after receiving two (2) written demands for rectification from Party A, still fails to complete the rectification within the specified period;

(7) Party B refuses to cooperate with rectification measures required for compliance with workplace safety or fire safety standards and, after being ordered by the competent administrative authorities to complete rectification within a specified period, still fails to do so within such period, thereby allowing major safety hazards to persist within the Premises or rendering it impossible to lawfully conduct business operations.

7.4 Special Provisions on Government Expropriation/Demolition: During the lease term, if this Contract cannot continue to be performed and Party A is required to repossess the Premises ahead of schedule due to administrative actions such as government expropriation, demolition, or municipal planning adjustments, Party A shall notify Party B six (6) months in advance, and this Contract shall automatically terminate. After both parties complete the handover procedures for the Premises, Party A shall refund the remaining rent for the unexpired portion of the lease term and the security deposit in a lump sum.

Party A undertakes that, upon receipt of compensation payments issued by the expropriation authority that belong to Party B (including compensation for Party B’s renovation costs, machinery and equipment relocation expenses, suspension of production and business operations, operational losses, temporary resettlement expenses, and the residual value of renovations), Party A shall transfer such payments to Party B in full and without interest within seven (7) business days, and shall not withhold, misappropriate, deduct, or delay such payments. Party A shall cooperate with Party B in handling relevant procedures, including expropriation applications, compensation negotiations, submission of required documents, and applications for payment. If Party A’s failure to cooperate, unauthorized application for compensation, or withholding of compensation payments causes any losses to Party B, Party A shall indemnify Party B in an amount equal to twice the corresponding compensation amount, plus all losses and expenses incurred by Party B in enforcing its rights.

Article 8 Special Provisions

8.1 Party A acknowledges and confirms that Party B has invested substantial funds in the renovation and modification of the Premises and the addition of ancillary facilities in reliance on a long-term and stable leasing relationship between the parties. Party A shall not unilaterally terminate this Contract or repossess the Premises ahead of schedule, except in the circumstances expressly agreed herein.

If Party A needs to repossess the Premises ahead of schedule due to reasons attributable to Party A, Party A shall notify Party B in writing at least six (6) months in advance. Party B shall have the right to elect to continue performing this Contract. If Party B agrees to terminate this Contract, Party A shall, in addition to refunding the remaining rent for the unexpired portion of the lease term and the security deposit, pay Party B liquidated damages in an amount equivalent to two (2) months’ rent. If such liquidated damages are insufficient to cover Party B’s losses, Party A shall compensate Party B for the shortfall. (The amount of loss shall be determined through friendly negotiation between the parties, based on a fair assessment conducted by a qualified third-party institution.)

7

8.2 During the lease term, if Party B needs to terminate the lease due to adjustments to its production and business operations or other reasons, Party B may notify Party A two (2) months in advance and shall pay Party A liquidated damages in an amount equivalent to two (2) months’ rent.

8.3 During the lease term, if Party A intends to dispose of all or any part of the Premises by way of sale, transfer, contribution as capital, or satisfaction of debts with the Premises, Party A shall notify Party B in writing sixty (60) days in advance. The transferee must continue to perform this Contract, and Party B shall have the right of first refusal to purchase the Premises under equal conditions.

8.4 The parties acknowledge that the scope of losses incurred by Party B as a result of Party A’s breach of this Contract shall include, but not be limited to, the residual value of renovations, rental price differentials for alternative premises, equipment relocation and replacement costs, business interruption and suspension losses, costs of temporary premises and resettlement, sunk costs of prior investments, labor and management costs, expenses incurred in enforcing its rights, and other direct and indirect losses. (The amount of loss shall be determined through friendly negotiation between the parties, based on a fair assessment conducted by a qualified third-party institution.)

8.5 The parties hereby confirm that Party A has established a cooperative relationship with a third party regarding the rooftop photovoltaic (PV) facilities, with a cooperation term of 20 years. After Party B’s power distribution room is renovated, the PV-generated electricity shall be connected to Party B’s newly renovated power distribution facilities, and Party B may use the PV-generated electricity according to its own electricity demand. The PV electricity charges shall be settled on a monthly basis based on the prevailing guide price published by the State Grid during the same period. The parties agree that the use of PV electricity and the settlement of electricity charges between Party A and Party B shall be governed by the provisions of this Contract. Any disputes arising between Party A and the third party with respect to PV-related matters shall be resolved by Party A through its own coordination, and such disputes shall not affect Party B’s normal electricity usage or the electricity charge settlement provisions set forth in this Contract.

Article 9 Renewal of Lease and Return

9.1 Party B may apply for renewal of the lease in writing thirty (30) days prior to the expiration of the lease term. Party B shall have the right of first refusal to lease the Premises under equal conditions, and Party A shall give priority to renewing the lease with Party B.

Party A shall not circumvent this right of first refusal to lease by privately inflating quotations offered to third parties, splitting the Premises, or imposing additional onerous obligations.

9.2 Upon expiration of the lease term or termination of this Contract, Party B shall, after settling all outstanding fees, return the main building structure of the Premises to Party A in good condition. Fixed renovations shall not be removed or restored, and Party A shall not hold Party B liable or make any claim against Party B in connection with such fixed renovations.

9.3 Upon expiration of the lease term or termination of this Contract, the 1,250 kVA transformer, along with its matching high-voltage distribution cabinets, low-voltage outgoing cabinets, and other related electrical facilities and lines, shall remain on the Premises and shall be owned by Party A. Party B shall have the right to remove and retain all other transformers and the corresponding electrical facilities and lines newly added by Party B. If Party A desires to retain and continue using any such newly added items, Party A may submit a prior written request to Party B; subject to mutual agreement between the parties, Party B may transfer such items to Party A at a price based on the depreciated value of the fixed assets.

9.4 Upon expiration of the lease term or termination of this Contract, Party B shall cooperate with Party A in completing the procedures for transferring the water and electricity accounts to Party A.

8

Article 10 Force Majeure

10.1 If either party is unable to perform all or part of its obligations hereunder due to force majeure, such party shall notify the other party in writing within seven (7) days after the occurrence of such force majeure event and provide relevant supporting evidence. Both parties shall use reasonable means to mitigate their respective losses to the extent possible.

10.2 In the event of a force majeure event, neither party shall be liable for any damages, increased costs, or losses incurred by the other party as a result of the suspension or delay in such party’s performance of its obligations. Such suspension or delay in performance shall not constitute a breach of this Contract. The party claiming inability to perform its obligations due to a force majeure event shall take appropriate measures to mitigate or eliminate the impact thereof and shall use its best efforts to resume performance of its affected obligations as soon as reasonably practicable.

Article 11 Dispute Resolution

Any dispute arising from the performance of this Contract shall first be resolved by the parties through friendly negotiation. If no agreement is reached through negotiation, either party may file a lawsuit with the people’s court in the place where the Premises are located.

Article 12 Miscellaneous

12.1 For matters not covered in this Contract, the parties may enter into a supplementary agreement, which shall have the same legal effect as this Contract.

12.2 This Contract is executed in two (2) counterparts, with each party holding one (1) counterpart, both of which shall be equally authentic. This Contract shall become effective as of the date it is signed or stamped by the parties.

9

Party A (Lessor): Ningbo Yiduofu Industrial Co., Ltd.

(Seal)

Authorized Representative (signature): Li, Zhiyan

Party B (Lessee): GLOBAL Technology Inc.

(Seal)

Authorized Representative (signature): Lin, Chih-Hsiang

Execution Date: September 10, 2026

10